Exhibit 99.1

Contact:	Montana news media — David Hoffman, 406-431-6783
Other news media — George C. Lewis, 610-774-5997
Financial analysts — Joseph P. Bergstein, 610-774-5609
PPL Corporation

PPL Montana Completes Sale of Hydroelectric Facilities

ALLENTOWN, Pa. (Nov. 18, 2014) -- PPL Montana announced Tuesday (11/18) that it has completed the sale of its hydroelectric facilities to NorthWestern Energy.
The sale includes 11 hydroelectric power plants with a total generating capacity of more than 630 megawatts, as well as the Hebgen Lake reservoir. PPL Corporation’s net proceeds of the sale are approximately $890 million.
Included in the sale are the Thompson Falls Dam on the Clark Fork River; Kerr Dam on the Flathead River; Madison Dam on the Madison River; Mystic Lake Dam on West Rosebud Creek; and Hauser, Holter, Black Eagle, Rainbow, Cochrane, Ryan and Morony dams on the Missouri River. The sale does not include PPL Montana’s interest in the Colstrip and J.E. Corette power plants, or the Butte-based energy marketing and trading operations of PPL Montana’s affiliate, PPL EnergyPlus, LLC.
PPL Corporation, with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and United Kingdom. PPL recently announced an agreement to combine its competitive generation business with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, an independent power producer. More information is available at www.pplweb.com.

#     #     #

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.